UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

EXELIXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-30235

Delaware	04-3257395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of Principal Executive Offices, Including Zip Code)

(650) 837-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 20, 2007, Exelixis, Inc. (the “Company”) entered into a share sale and transfer agreement dated November 20, 2007 (the “Sale Agreement”) with Taconic Farms, Inc. (“Taconic”), pursuant to which Taconic acquired from the Company for $19.8 million in cash 80.1% of the outstanding share capital (the “Artemis Shares”) in Artemis Pharmaceuticals GmbH, a German company with limited liability and a wholly-owned subsidiary of the Company (“Artemis”). The final purchase price for the Artemis Shares is subject to a post-closing adjustment.

The Sale Agreement contains customary representations, warranties, covenants and indemnities of the parties. In connection with the execution of the Sale Agreement, the Company and Taconic also entered into a shareholders’ agreement dated November 20, 2007 (the “Shareholders’ Agreement”). The parties also will file with the commercial register of the local court in Cologne, Germany new Articles of Association (the “Articles”) for Artemis pursuant to which, among other changes, the name of Artemis will be changed to TaconicArtemis GmbH.

The Shareholders’ Agreement and the Articles govern the relationship between the Company and Taconic as shareholders of Artemis, particularly with respect to matters of corporate governance and the transfer of their respective ownership interests. The Articles provide for the establishment of a shareholders’ committee to advise and assist the management of Artemis and to have exclusive authority over certain actions to be taken by Artemis. The Shareholders’ Agreement provides that the Company may require Taconic to purchase the Company’s remaining 19.9% interest in Artemis (the “Minority Interest”) between 2010 and 2015 or in the event of a change in control of Taconic, in each case subject to the satisfaction of certain conditions set forth in the Shareholders’ Agreement, and that Taconic may require the Company to sell its Minority Interest to Taconic between 2013 and 2015 or in the event of a change in control of the Company, in each case subject to the satisfaction of certain conditions set forth in the Shareholders’ Agreement. The Articles provide that in the event Taconic proposes to transfer the Artemis Shares to a third party, the Company shall have, depending on the circumstances, a right of first refusal to purchase the Artemis Shares or, alternatively, a right to transfer its Minority Interest on the same terms that the Artemis Shares are to be transferred to such third party. In addition, after November 20, 2008, Taconic shall have the right to require the Company to sell its Minority Interest in conjunction with a sale to a third party of the Artemis Shares by Taconic at the purchase price offered by the third party, subject to a floor.

The Shareholders’ Agreement provides that the Company will continue to have preferred access to Artemis’ services, subject to arms’ length payment terms. Pursuant to the Shareholders’ Agreement, the shareholders of Artemis are responsible for their proportionate shares of any funding for Artemis’ operations required by the shareholders’ committee, provided that the Company may elect not to pay any funding obligations except as an offset against the future purchase price for the Company’s Minority Interest.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: November 27, 2007	By:	/s/ James B. Bucher
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary